EXHIBIT 10.117
                      CONSULTING AGREEMENT

                            94-C-060

          THIS CONSULTING AGREEMENT (the "Agreement") is between Electrosource, Inc., a Delaware corporation, having principal offices at 3800-B Drossett Drive, Austin, Texas, 78744-1131, U.S.A. ("Electrosource") and Beacon Advisors, Inc. ("Consultant") having its place of business at 25 Highland Park Village, Suite 100, Lock Box 285, Dallas, Texas 75205.

                      W I T N E S S E T H:

     WHEREAS, Consultant possesses knowledge and experience in investment banking, finance, strategic relationships, mergers, acquisitions, international business and related matters, and

     WHEREAS, Electrosource desires the assistance of Consultant in its financial and business arrangements,

     NOW, THEREFORE, in consideration of the promises and agreements hereinafter contained, Electrosource and Consultant, intending to be legally bound, agree as follows:

     1. Term. Electrosource hereby engages Consultant as an independent contractor for a six month term commencing on the effective date hereof. Either party may cancel this Agreement for cause upon at least twenty (20) days prior written notice. Upon early termination, Electrosource's sole liability will be to pay for services rendered to that date at the rate specified for the month(s) or fraction thereof. Electrosource shall also pay any success fee earned to that date as provided for herein and for reasonable travel or business expenses incurred to that date in accordance with
     Section 4.

     2. Duties. Consultant is expected to the use its best efforts, through its employee Langhorne Reid, III, to assist Electrosource with respect to investment banking, finance, corporate structuring and strategic relationships and to provide general corporate advisory services to Electrosource.

     All such work shall be coordinated with and directed by the President of Electrosource. Consultant shall be reasonably available to perform such services as may be requested from time to time by Electrosource, recognizing that Mr. Reid is involved in other business activities and cannot make a specific time commitment to the work under this agreement.

     3.   Compensation.

          (a) Monthly Fee. As compensation for the services which Consultant renders to Electrosource under this Agreement, Electrosource shall pay to Consultant a fee of $3,000 per full month. Consultant shall also be granted 2,000 options or warrants to purchase Electrosource common stock each month at market price on the date of each issue. Payment shall be made at the end of each thirty day period hereunder. Consultant shall invoice Electrosource monthly for such services, together with expenses as set forth in Section 4.

          (b) Success Fee. Consultant shall also be entitled to a fee for its efforts in successfully developing and completing agreements during the term hereof for a strategic partner, financing or similar agreements for Electrosource as mutually identified from time to time. The success fee shall be based upon the net proceeds to Electrosource from such agreements (exclusive of product sales). If another broker or finder is involved in such transaction to which Electrosource owes a fee, Consultant shall be paid a success fee of three percent (3%) of the net proceeds to Electrosource. The fee shall be paid in the form of options or warrants at the then market price ( i.e. the strike price shall be at the last trade price quoted by NASD for the prior day). The amount of options or warrants shall be for one share for each $1 represented by the three percent (3%) fee. For example a $10 million financing would result in grant of 300,000 options or warrants (3% x 10 million x 1).

          The fee if no other broker or finder is involved shall be an industry standard fee of 7-10% (to be agreed) of the net proceeds, one-half in cash and the other one-half in options or warrants as above.

          The success fee shall be paid within 10 days of receipt of the relevant funds by Electrosource, as and when received. The success fee payments shall cease upon termination of this Agreement, except with respect to contracts consummated or substantially completed prior to such date in which case the success fee will continue to apply.

     4. Expenses. Electrosource shall reimburse Consultant for all proper and reasonable expenses incurred by consultant pursuant to Consultant's duties hereunder. Such expenses may include necessary, actual expenses of out-of-town travel, communications, hotel accommodations, meals and the like, provided that Consultant shall keep and provide to Electrosource an accurate and complete accounting of all such expenses. Consultant shall obtain Electrosource's prior consent to any significant such expenses. Reimbursement of expenses will be made within thirty (30) days of receipt of an accounting of same.

     5. Confidential and Proprietary Information. The parties agree that from time to time during performance of this Agreement confidential or proprietary technical or business information may be provided either orally or in written form to Consultant. Consultant shall keep confidential all such designated information furnished by Electrosource and safeguard same from disclosure or use by any unauthorized individuals for any purpose other than in performance of this Agreement.

     Consultant shall restrict the disclosure of Electrosource's confidential or proprietary technical and business information to those of its employees who need to know the same for purposes of carrying out this contract. Consultant shall advise all such employees of Consultant's obligations of confidentiality under this Agreement. In event of termination or cancellation of this Agreement for any reason whatsoever, Consultant agrees promptly to deliver to Electrosource all written information of any sort made available to Consultant or created by it under the terms of this Agreement.

     Work product created by Consultant shall become the confidential proprietary property of Electrosource. Consultant agrees to treat such work product in the same manner as confidential proprietary information of Electrosource. Consultant agrees that any remedy at law would be inadequate for a violation of this provision; consequently, Consultant agrees that Electrosource is entitled to obtain an injunction against Consultant's disclosure of any confidential proprietary information.

     Neither expiration of this Agreement nor its earlier termination for any reason shall release Consultant from its obligations under this Section 5.

     6. Assignment and Subcontracting. Neither this Agreement nor its performance, either in whole or in part, shall be assigned or subcontracted by Consultant to a third party without, in each case, the prior written consent of Electrosource.

     7.   No Conflicts.  Consultant represents and warrants that:

          (a) He has full authority to enter into this Agreement and to perform his obligations hereunder; and

          (b) Performance by Consultant of his obligations hereunder will not be a conflict of interest with representation of other clients.

     8. Independent Contractor. Consultant's relationship to Electrosource shall be solely to provide personal services on an independent contractor basis. In this capacity, Consultant will not be a regular employee of Electrosource and will not be entitled to worker's compensation coverage, unemployment insurance, or any other type or form of insurance or benefit normally provided by Electrosource for its employees except as may be required by law for payments to non-residents, and Electrosource will not be responsible for withholding federal income or social security taxes from the fees paid to Consultant. The Consultant will be solely responsible for reporting and paying all taxes arising from his performance of this agreement. The consultant is generally free to perform the services hereunder in any manner desired, subject to satisfactory completion of the subject task.

     9. Notice. A notice communicated to Electrosource shall be sent to the President or Vice President, and General Counsel, Electrosource, Inc., 3800-B Drossett Drive, Austin, TX 78744-1131, or to such other place or places as Electrosource by notice in writing shall specify. Any notice to be served shall be deemed to be served if the same be sent by registered or certified mail through the United States mail, addressed to the party on which service is to be effected at the address stated in the immediately preceding sentences and shall be deemed to have been received on the day indicated on the return receipt relating thereto.

     10. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Electrosource, and to the successors and assigns of Consultant.

     11. Modification. This Agreement supersedes all prior agreements or understandings between Consultant and Electrosource relating to the subject matter hereof, and no change, termination or attempted waiver of any of the provisions hereof shall be binding unless reduced to writing and signed by duly authorized officers of Electrosource and by Consultant.

     12. Construction. This Agreement shall be construed in accordance with the laws of the State of Texas. Consultant hereby submits to the continuing jurisdiction of the laws and the courts of the State of Texas in the prosecution of any interpretation or dispute under or arising out of this Agreement. Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such judgment shall not have the effect of invalidating or voiding the remainder of this Agreement, and the parties hereto agree that the portion to be held invalid, unenforceable or void shall, if possible be deemed amended or reduced in scope or to otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

     13.  All dollars referenced herein are $U.S.

     14. Mediation/Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement or any breach thereof which cannot be settled amicably by the parties shall be resolved by mediation with a mediator mutually selected by the Parties, or failing successful mediation, by arbitration in Austin, Texas or other location in the Texas under the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be by a single arbitrator chosen by the Parties, provided that if the Parties fail to agree and appoint an arbitrator within 30 days after demand for arbitration, the Arbitrator shall be chosen in accordance with the Rules. The decision of the arbitrator shall be final and binding on the Parties, and a judgment on any award may be entered in any court of competent jurisdiction.

     IN WITNESS WHEREOF, this Agreement is dated and is effective as of this 15th day of February, 1996.

ELECTROSOURCE, INC.                CONSULTANT:BEACON ADVISORS, INC.


By:           /S/                  By:          /S/
   James M. Rosel, Vice President     Langhorne Reid, III
   Finance, Law and Contracts         President

Date:   March 4, 1996              Date:    March 4, 1996